Exhibit 10.9
AMENDED AND RESTATED PLEDGE AGREEMENT
     THIS AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of March 31, 2009 (this "Agreement”), is entered into by FRANKLIN CREDIT HOLDING CORPORATION, a Delaware corporation (the "Grantor”), and is in favor of THE HUNTINGTON NATIONAL BANK, acting hereunder as contractual representative pursuant to the Credit Agreement (as defined below) for Lenders (as defined below) (“Huntington”, acting as such contractual representative and any successor or successors to Huntington acting in such capacity, being referred to as “Administrative Agent”).
W i t n e s s e t h:
     Whereas, Franklin Credit Asset Corporation, Tribeca Lending Corp. and certain of their Subsidiaries as borrowers (collectively, “Borrowers” and individually, a “Borrower”), Administrative Agent, and the financial institutions party thereto as Lenders (Huntington, in its individual capacity, and such other financial institutions being hereafter referred to collectively as “Lenders” and individually as “Lender”), have entered into a certain Amended and Restated Credit Agreement, dated March 31, 2009 (as amended, supplemented, modified or restated from time to time, the “Credit Agreement”), pursuant to which Huntington and the other Lenders have agreed to make and/or maintain advances and other financial accommodations to and for the benefit of the Borrowers, upon the terms and subject to the conditions set forth in the Credit Agreement (Administrative Agent and Lenders, together with affiliates of Lenders, being referred to collectively as the “Secured Creditors” and individually as a “Secured Creditor”);
     Whereas, as of even date herewith, the Grantor has executed a certain Limited Recourse Guaranty in connection with the Credit Agreement (the “Guaranty”) whereby the Grantor guaranteed to Administrative Agent the prompt and complete payment and performance by Borrowers of all Secured Obligations;
     Whereas, the Credit Agreement, each master credit and security agreement, flow warehousing credit and security agreement, term loan and security agreement, warehousing credit and security agreement, loan agreement, credit agreement, forbearance agreement, promissory note, security agreement, certificate, letter of credit reimbursement agreement, pledge agreement, control agreement, joinder agreement, counterpart signature page, assignment, guaranty agreement, banking services agreement, hedging agreement, cash management agreement, consent agreement, collateral agreement, amendment, modification agreement, instrument and financing statements and other loan documents (as any of the same may be amended, restated, supplemented, modified or replaced from time to time) executed or delivered from time to time to any Lender by any Borrower or Loan Party, are collectively referred to as the “Credit Documents”);
     Whereas, pursuant to the respective Credit Documents, Lenders have agreed, subject to certain conditions precedent, to make and/or maintain loans and other financial accommodations to the Loan Parties from time to time;
     Whereas, the Secured Creditors have required as a condition, among others, of extending credit to any Loan Party or of renewing, extending, or forbearing from demanding immediate payment of extensions of credit to the Loan Parties, that the Grantor enter into this Agreement; and
     Whereas, each Loan Party will benefit, directly or indirectly, from credit and other financial accommodations extended by the Secured Creditors to the Loan Parties.

     Now, Therefore, in consideration of the promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees with the Secured Creditors as follows:
ARTICLE I Defined Terms
     Section 1.1 Definitions
     (a) Terms used herein that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):
     “General Intangibles”; “Instruments”; “Investment Property”; “Proceeds”, “Security”; and “Security Entitlements”.
     (b) The following terms shall have the following meanings:
     “Additional Pledged Collateral” means all shares of, partnership interests in (whether limited or general), trust certificates of, and limited liability company interests in, all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of or interests in, either (i) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct Subsidiary of the Grantor or (ii) any issuer of Pledged Stock, any Partnership or any LLC that is acquired by the Grantor after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of the Grantor in respect of any of the foregoing; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.
     “Agreement” means this Agreement.
     “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Bankruptcy Code” means Title 11 of the United States Code (11 USC, § 101 et seq), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.
     “Collateral” has the meaning specified in Section 2.1.
     “Contingent Obligations” means any agreement, undertaking or arrangement by which the Grantor assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other Loan Party.
     “Credit Documents” has the meaning specified above in the recitals.
     “Event of Default” has the meaning specified in the Credit Agreement.
     “FCMC Credit Agreement (Licensing)” means that certain Amended and Restated Credit Agreement (Licensing), dated as of March, 31, 2009, among Franklin Credit Management Corporation, as borrower, the financial institutions party thereto, as lenders, and The Huntington National Bank, as administrative agent and issuing bank.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time in the United States consistently applied.
     “Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
     “Indebtedness” means, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified as liabilities on the balance sheet of such Person, including without limitation, (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit, bankers acceptances, interest rate swaps or other contracts, currency agreement or other financial products, (D) to pay the deferred purchase price of property or services, or (E) in respect of any capital leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all Contingent Obligations.
     “Joinder Agreement” means a joinder agreement, in the form and substance acceptable to the Administrative Agent, executed by the Administrative Agent and the relevant Subsidiary that Grantor is required to cause to become a party hereto as a Loan Party.
     “Law” means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from any mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment (collateral or otherwise), hypothec, deposit arrangement, security agreement, conditional sale, trust receipt, lease, consignment, or bailment for security purposes, judgment, claim encumbrance or statutory trust and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.
     “LLC” means each limited liability company in which a Loan Party has an interest, including those set forth on Schedule 2.
     “LLC Agreement” means each operating agreement with respect to an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.
     “Loan Documents” means the Credit Documents, any agreements or documents evidencing or relating to the provision of any Banking Services by any Lender for the benefit of a Loan Party, and any other agreement, document, or arrangement (whether now existing or hereafter arising) by and among a Lender (or its affiliate) and one or more Loan Party.

     “Loan Party” means Grantor, and any affiliate or Subsidiary of Grantor that is a signatory hereto on the date of this Agreement, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement (in accordance with Section 7.10), and their respective successors and assigns. The term “Loan Party” or “Loan Parties” as used herein shall mean and include the Loan Parties collectively and also each individually, with all grants, representations, warranties, and covenants of and by the Loan Parties, or any of them, herein contained to constitute joint and several grants, representations, warranties, and covenants of and by the Loan Parties.
     “Partnership” means each partnership or joint venture in which a Loan Party has an interest, including those set forth on Schedule 2.
     “Partnership Agreement” means each partnership or joint venture agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.
     “Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or any other entity of any kind or any government or political subdivision or any agency, department or instrumentality thereof.
     “Pledged Collateral” means, collectively, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of the Grantor, all certificates or other instruments representing any of the foregoing and all Security Entitlements of the Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.
     “Pledged LLC Interests” means all right, title and interest of the Grantor as a member of any LLC and all right, title and interest of the Grantor in, to and under any LLC Agreement to which it is a party.
     “Pledged Partnership Interests” means all right, title and interest of the Grantor as a limited or general partner in all Partnerships and all right, title and interest of the Grantor in, to and under any Partnership Agreements to which it is a party.
     “Pledged Stock” means the shares of capital stock owned by the Grantor, including all shares of capital stock listed on Schedule 2.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among Grantor, any Subsidiary thereof, any Lender or any affiliate of a Lender, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Secured Obligations” means (a) any and all Indebtedness, obligations, and liabilities now existing or hereafter arising of Grantor or any other Loan Party to one or more Lender (or any affiliate) or arising under or in connection with or evidenced by (i) the Credit Documents, this Agreement, or any other Loan Document, (ii) any other agreement relating to (A) letters of credit or pursuant to any letter of credit agreement or application (if any), or pursuant to any agreement or document relating to Banking Services, (B) any agreement in respect of any Rate Management Transaction, (C) any agreement for any electronic transfers, treasury management, cash management services and deposit and disbursement account liability, and (D) any agreement of guaranty, surety or indemnity issued by such Person, (b) any and all Indebtedness, obligations, and liabilities, now existing or hereafter arising, whether absolute or contingent and however and whenever created, arising, evidenced or acquired, of Grantor or any other Loan Party owed to any Lender (or any affiliate of a Lender), (and in each instance in clauses (a)and (b) above, whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after any such petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and (c) any and all reasonable expenses and charges, legal or otherwise, suffered or incurred by a Lender or any affiliate of a Lender in collecting or enforcing any such Indebtedness, obligation, and liability or in realizing on or protecting or preserving any security therefore, including, without limitation, the Lien and security interest granted by any Credit Document.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Servicing Agreement” means that certain Servicing Agreement dated as of March 31, 2009, by and between Franklin Mortgage Asset Trust 2009-A, as owner, and Franklin Credit Management Corporation, as servicer, as amended, supplemented, modified or restated from time to time.
     “Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity in which such Person directly or indirectly owns or controls the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, or appoint managers or other persons performing similar functions.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the State of Ohio; provided, however, that, in the event that, by reason of mandatory provisions of Law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     Section 1.2 Certain Other Terms
     (a) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
     (b) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.
     (c) References herein to a Schedule, Article, Section, subsection or clause refer to the appropriate Schedule to, or Article, Section, subsection or clause in this Agreement.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (e) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.
     (f) Each of the terms “Lender”, “Lenders”, “Secured Creditor”, and “Secured Creditors” includes its or their respective successors or assigns.
     (g) References in this Agreement to any statute shall be to such statute as amended or modified and in effect from time to time.

ARTICLE II Grant of Security Interest
     Section 2.1 Collateral
     For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”: all Pledged Collateral and related Proceeds.
     Section 2.2 Grant of Security Interest in Collateral
     The Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby collaterally assigns, mortgages, pledges and hypothecates to Administrative Agent (for the benefit of the Secured Creditors), and grants (whether under the UCC or otherwise) to Administrative Agent (for the benefit of the Secured Creditors), a lien on and security interest in, and a collateral assignment of, all of its right, title and interest in, to and under the Collateral. The Grantor hereby acknowledges and agrees that the Grantor will directly and indirectly by Lenders entering into the Credit Agreement.
ARTICLE III Representations and Warranties
     To induce the Administrative Agent and Lenders to enter into or maintain the Credit Documents, the Grantor hereby represents and warrants each of the following to each Secured Creditor:
     Section 3.1 Title; No Other Liens
     Except for the Liens granted to the Administrative Agent pursuant to this Agreement, the Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities, and has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any Lien.
     Section 3.2 Perfection and Priority
     The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent in the Collateral for which perfection is governed by the UCC upon (i) the completion of the filings and other actions specified on Schedule 1 which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form) and (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and certificated securities, in each case properly endorsed for transfer to the Administrative Agent or in blank. Such security interest shall be prior to all other Liens on the Collateral.
     Section 3.3 Name; Jurisdiction of Organization; Chief Executive Office
     Except as set forth on Schedule 1, within the five-year period preceding the date hereof, the Grantor has not had, or operated in any jurisdiction, under any trade name, fictitious name or other name other than its legal name, and the Grantor’s jurisdiction of organization, organizational identification number, if any, and the location of the Grantor’s chief executive office or sole place of business is specified on Schedule 1.
     Section 3.4 Pledged Collateral
     (a) The Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests pledged hereunder by the Grantor are listed on Schedule 2 and constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2.

     (b) All of the Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.
     (c) All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of certificated securities or Instruments has been delivered to the Administrative Agent in accordance with Section 4.4(a).
     (d) There is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Administrative Agent.
ARTICLE IV Covenants
     The Grantor agrees with the Secured Creditors to the following, as long as any Secured Obligation remains outstanding or any Secured Creditor has any obligation to extend credit to any Loan Party under any Loan Document, and, in each case, unless the Administrative Agent otherwise consents in writing:
     Section 4.1 Generally
     The Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral; (b) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, any other Loan Document, any applicable Law or any policy of insurance covering the Collateral; (c) not sell, transfer, pledge or assign (by operation of law or otherwise) any Collateral or any other stock of Franklin Credit Management Corporation; (d) not enter into any agreement or undertaking restricting the right or ability of the Administrative Agent to sell, assign or transfer any Collateral; (e) promptly notify the Administrative Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Collateral; (f) not cause or permit Franklin Credit Management Corporation or any other of the Grantor’s Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except for Indebtedness to any Lenders; (g) not allow or permit Franklin Credit Management Corporation from maintaining at any time a Net Worth (as defined in the FCMC Credit Agreement (Licensing)) required in the Credit Agreement; (h) exclusively use Franklin Credit Management Corporation for the Grantor’s loan servicing requirements or needs; (i) not agree, or permit Franklin Credit Management Corporation or any of its Subsidiaries to agree, to create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of Franklin Credit Management Corporation or any Subsidiary to pay, directly or indirectly, dividends or make any other distributions in respect of its capital stock to the extent Franklin Credit Management Corporation delivers to the Administrative Agent and the Lenders the appropriate percentage of Franklin Credit Management Corporation’s net income, dividends and distributions as required and determined under the Credit Agreement from time to time; (j) not issue any additional stock, membership interests or other equity interests (including, without limitation, any option rights) in Franklin Credit Management Corporation or any other Subsidiary of the Grantor; and (k) cause Franklin Credit Management Corporation to not enter into any servicing agreements (other than the Servicing Agreement), otherwise agree to service any assets other than pursuant to the Servicing Agreement, or provide any other business services not currently in practice as of the date hereof, which are reasonably likely to have a material adverse impact on the value of the stock of Franklin Credit Management Corporation, or the business or financial performance of Franklin Credit Management Corporation, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     Section 4.2 Maintenance of Perfected Security Interest; Further Documentation
     (a) The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons.

     (b) The Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
     (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Grantor, the Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby.
     Section 4.3 Changes in Locations, Name, Etc.
     (a) Except upon fifteen (15) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, the Grantor shall not do any of the following:
     (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.3; or
     (ii) change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become seriously misleading.
     (b) The Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.
     Section 4.4 Pledged Collateral
     (a) The Grantor shall deliver to the Administrative Agent all certificates and Instruments representing or evidencing any Pledged Collateral (including Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by the Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, together, in respect of any Additional Pledged Collateral, with a Pledge Amendment, duly executed by the Grantor, in substantially form substance acceptable to the Administrative Agent or such other documentation acceptable to the Administrative Agent. The Grantor authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement. From and after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice to the Grantor or any other Loan Party, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. The Administrative Agent shall have the right at any time to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.
     (b) Except as provided in Article V, the Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or similar dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received the

Grantor or any other Loan Party, the Grantor or such other Loan Party shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of the Grantor or such other Loan Party, as additional security for the Secured Obligations.
     (c) Except as provided in Article V, the Grantor shall be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by the Grantor that would impair the Collateral, be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document or, without prior notice to the Administrative Agent, enable or permit any issuer of Pledged Collateral to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Collateral.
     (d) The Grantor shall not grant control over any Investment Property to any Person other than the Administrative Agent.
     (e) The Grantor shall not agree to any amendment of an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by the Grantor hereunder, including any amendment electing to treat the membership interest or partnership interest of the Grantor as a security under Article 8 of the UCC.
ARTICLE V Remedial Provisions
     Section 5.1 Code and Other Remedies
     During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to the Administrative Agent in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released. The Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at the Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Administrative Agent hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Loan Documents shall prescribe (or if no such order is prescribed therein, then in such order as the Administrative Agent may elect), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of Law, need the Administrative Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable Law, the Grantor waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Grantor waives any claims or other rights which the Grantor might now have or hereafter acquire against any Borrower or any other Person that is primarily or contingently liable on the obligations that arise from the existence or performance of the Grantor’s obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of any Secured Creditor against any Borrower or any collateral security therefore which any Secured Creditor now has or hereafter acquires; whether such claim, remedy or right arises in equity, under contract or statute, at common law, or otherwise. The waivers contained in this paragraph inure only to the benefit of each Secured Creditor, and their respective successors and assigns, and not to any other parties.
     Section 5.2 Pledged Collateral
     (a) During the continuance of an Event of Default, upon notice by the Administrative Agent to the Grantor, (i) the Administrative Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Secured Obligations in the order set forth in the Loan Documents (or if no such order is set forth therein, then in such order as the Administrative Agent may elect) and (ii) the Administrative Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Collateral, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to any the Grantor or any other Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (b) In order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) the Grantor shall, promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, the Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.
     (c) The Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by the Grantor to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Grantor, and the Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral directly to the Administrative Agent.

     Section 5.3 Proceeds to be Turned Over To the Administrative Agent
     Except as set forth in the Credit Agreement, all Proceeds received by the Administrative Agent hereunder during the continuance of an Event of Default shall be held by the Administrative Agent. All Proceeds while held by the Administrative Agent (or by the Grantor in trust for the Administrative Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied to the payment of the Secured Obligations.
     Section 5.4 Sale of Pledged Collateral
     (a) The Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.
     (b) The Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.4 valid and binding and in compliance with all other applicable Law. The Grantor further agrees that a breach of any covenant contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under any Loan Document.
     (c) The Administrative Agent agrees from time to time to release portions of the “Pledged Interests in FCMC” (as defined in the Credit Agreement) in accordance with the terms and conditions of Section 10.22 of the Credit Agreement.
ARTICLE VI The Administrative Agent
     Section 6.1 The Administrative Agent’s Appointment as Attorney-in-Fact
     (a) The Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Administrative Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any of the following:
     (i) in the name of the Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;
     (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay or discharge any insurance called for by the terms of this Agreement (including all or any part of the premiums therefore and the costs thereof);
     (iii) execute, in connection with any sale provided for in Section 5.1 or Section 5.4, any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; or
     (iv) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (D) defend any suit, action or proceeding brought against the Grantor with respect to any Collateral, (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option the Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.
     (b) If the Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any past due amount under any Credit Document from the date of payment by the Administrative Agent to the date reimbursed by the Grantor, shall be payable by the Grantor to the Administrative Agent on demand.
     (d) The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     Section 6.2 Duty of the Administrative Agent
     The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that the Administrative Agent actually receives as a result of the exercise of such powers, and neither the Administrative Agent nor any of the Administrative Agent’s officers, directors, employees or agents shall be responsible to the Grantor or any other

Loan Party for any act or failure to act hereunder, except for the Administrative Agent’s gross negligence or willful misconduct.
     Section 6.3 Financing Statements
     The Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, control of, the Collateral. Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate the Collateral (1) described the Collateral in any manner which reasonably approximates the description of the Collateral contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Administrative Agent promptly upon request. The Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
ARTICLE VII Miscellaneous
     Section 7.1 Amendments in Writing
     None of the terms or provisions of this Agreement may be waived, amended, restated, supplemented or otherwise modified without the written consent of the Administrative Agent and the Grantor.
     Section 7.2 Notices
     All communications under this Agreement shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (i) if to the Administrative Agent, at the address set forth below the Administrative Agent’s signature to this Agreement, or at such other address as may have been furnished in writing to Grantor, by the Administrative Agent; and (ii) if to Grantor, at the address set forth below Grantor’s signature to this Agreement, or at such other address as may have been furnished in writing to the Administrative Agent by Grantor. Any notice so addressed and sent by telecopier shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.
     Section 7.3 No Waiver by Course of Conduct; Cumulative Remedies
     The Administrative Agent shall not by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.
     Section 7.4 Successors and Assigns
     This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Administrative Agent and its respective successors and assigns; provided, however, that the

Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
     Section 7.5 Counterparts
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.
     Section 7.6 Severability
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.7 Section Headings
     The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.
     Section 7.8 Entire Agreement
     This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 7.9 Governing Law
     This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Ohio, without regard to its conflict of law principles.
     Section 7.10 Reinstatement
     The Grantor further agrees that, if any payment made by the Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Administrative Agent or any Lender to such Loan Party, its estate, trustee, receiver or any other party, including any Loan Party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Loan Party in respect of the amount of such payment.
     Section 7.11 Agent
     In acting under or by virtue of this Agreement, Administrative Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Credit Agreement, all of which provisions of said Credit

Agreement are incorporated by reference herein with the same force and effect as if set forth herein in their entirety.
     Section 7.12 Amendment And Restatement.
     This Agreement shall (i) amend and restate one or more existing Credit Documents and (ii) not constitute a novation of the obligations and liabilities existing under such existing Credit Document(s) or evidence payment of all or any of such obligations and liabilities secured thereby.
[Signature Page Follows]

     In witness whereof, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

FRANKLIN CREDIT HOLDING CORPORATION

By: /s/ Thomas J. Axon

Name: Thomas J. Axon
Title: President

Address:	101 Hudson St., 25th Floor
Jersey City, NJ 07302 Fax Number: (201) 604-4400 Attn: General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: J. Michael Mayerfeld
Fax: (212) 715-8346
ACCEPTED AND AGREED
as of the date first above written:
THE HUNTINGTON NATIONAL BANK,
as Administrative Agent

By: /s/ Alan D. Seitz

Name: Alan D. Seitz
Title: Senior Vice President

Address:	The Huntington National Bank 2361 Morse Road (NC3W67) Columbus, OH 43229 Attn: Special Assets Fax: (614) 480-3795
Signature Page to Amended and Restated Pledge Agreement

SCHEDULE 1
(Name; Jurisdiction of Organization; Chief Executive Office)
•	Grantor’s organizational identification number: 4581520
•	Grantor’s chief executive office: 101 Hudson St., 25th Floor, Jersey City, N.J. 07302
•	Grantor is a corporation organized under the laws of Delaware.
(Filings)
•	Franklin Credit Holding Corporation — Delaware Secretary of State

SCHEDULE 2
(Pledged Collateral)
•	100% of issued and outstanding equity of all classes of stock and membership interests of subsidiaries of Franklin Credit Holding Corporation, including but not limited to, Franklin Credit Asset Corporation, Tribeca Lending Corp. and Franklin Credit Loan Servicing, LLC, but excluding Franklin Credit Management Corporation.
•	70% of issued and outstanding equity of all classes of stock and membership interests of the following subsidiary of Franklin Credit Holding Corporation (the “FCMC Pledged Stock”): Franklin Credit Management Corporation; provided, however, that portions of the FCMC Pledged Stock may be released from time to time in accordance with the terms and conditions of Section 5.4(c) of the Pledge Agreement and Section 10.22 of the Credit Agreement.